Exhibit (m)(2)

SHAREHOLDER SERVICES AGREEMENT

THIS SHAREHOLDER SERVICES AGREEMENT is effective as of October 2, 2006 by and between CitiStreet Equities, LLC, a New Jersey limited liability Adviser having its principal place of business at 400 Atrium Drive, Somerset, New Jersey 08873 (“Equities”), and CitiStreet LLC, a New Jersey limited liability company having its principal of business at 400 Atrium Drive, Somerset, New Jersey 08873 (“Recordkeeper”) (together with Equities, “CitiStreet”), and MetLife Investment Funds Management LLC, a New Jersey limited liability company having a principal place of business at 400 Atrium Drive, Somerset, New Jersey 08873 (the “Adviser”), which serves as the investment adviser for the MetLife Investment Funds, Inc. (“Fund” or “Funds”), and MetLife Securities, Inc., a Delaware corporation having its principal place of business at 200 Park Avenue, New York, New York 10166 (“MSI”), which serves as the principal underwriter for the Funds.

WHEREAS, CitiStreet, with its affiliates, has been retained by various qualified, eligible, or tax-conditioned employee benefit plans or arrangements (the “Plan” or “Plans”) and by MetLife Associates LLC (“Associates”) or one of its affiliates, including but not limited to Metropolitan Life Insurance Company (“MetLife”), which are affiliates of the Adviser, to provide recordkeeping and related administrative services on behalf of the Plans and the participants under such Plans (the “Participants”), including daily valuation and processing of orders for investment and reinvestment of assets in the various investment options available under the Plans; and

WHEREAS, the Funds offer two classes of shares, I Shares and R Shares, and the R Shares provide for a Rule 12b-1 fee and an administrative services fee which together constitute 0.35% of average daily net assets on an annual basis, which is designed to offset the costs of recordkeeping and related administrative services for the Plan and Plan Participants; and

WHEREAS, certain policies, procedures and information are necessary to enable CitiStreet to provide services to the Plans to assist them in the purchase and redemption of the Fund’s shares.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.

Administrative Services. CitiStreet agrees to provide the administrative services for the Plan and Plan Participants, as specified in Attachment B attached hereto (the “Administrative Services”). The Adviser shall not be required to provide Administrative Services for the benefit of the Plans or Plan Participants. CitiStreet’s representatives shall not make any statements that indicate otherwise to Participants or representatives of any Plan. Each party agrees that it will maintain and preserve all records as required by applicable law or in the agreements between Associates or MetLife with the Plan sponsors and its own agreements with the Plan sponsors. The Adviser will not maintain separate accounts for Plan participants. Upon the request of one party to the other, the party that the request is being made of shall provide copies of all applicable records that it maintains relating to Accounts (as hereinafter defined) of the Funds as may reasonably be requested by each party to enable each party or their representatives to comply with any request of a governmental body or self-regulatory organization.

2.	Funds Accounts

The parties acknowledge that Plan investments in Fund shares will be reflected on the Fund’s books and records on an omnibus basis. In particular, the parties acknowledge that the Fund or its transfer agent will either recognize (a) each Plan as a single shareholder and as an unallocated account or (b) as omnibus accounts in the name of distinct Plan trustees (both “Accounts”), and will not in either case maintain separate accounts for Plan participants. In connection with such Accounts, CitiStreet represents and warrants that it has the authority to act on behalf of the Plans. The parties agree that they will use the Account numbers assigned by the Fund or its transfer agent. The Adviser agrees to cause the Accounts to be maintained on the Fund’s books and records regardless of a lack of activity or small position size.

3.	Processing and Timing of Plan Transactions

(a)	In those instances where CitiStreet places net purchase and/or redemption orders with the Funds to correspond with investment instructions (“Instructions”) received by CitiStreet from the Participants via the National Securities Clearing Corporation’s (“NSCC”) Defined Contribution Clearance and Settlement Services (“DCCS”), CitiStreet and the Adviser or its designated agent will utilize the procedures listed in but not limited to those specified in Attachment C attached hereto (the “Automated Trading Procedures”).

(b)	To the extent that CitiStreet places net purchase and/or redemption orders with the Funds to correspond with Instructions received by CitiStreet from the Participants but does not utilize the DCCS, CitiStreet and the Adviser or its designated agent will adhere to either proprietary transmissions procedures or the procedures listed in but not limited to those specified in Attachment D attached hereto (the “Manual Transaction Procedures”).

4.	Prospectus and Proxy Materials

(a)	The Adviser shall provide to CitiStreet, on behalf of the Plans, copies of the proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Funds’ shareholders. In addition, the Adviser shall provide CitiStreet with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Funds’ prospectuses as may be reasonably requested by CitiStreet and as required by applicable law. If CitiStreet requests, the Adviser will provide CitiStreet with a sufficient quantity of proxy materials for each Participant.

(b)	The cost of preparing, printing and shipping of the prospectuses, proxy materials, periodic fund reports and other materials of the Funds to CitiStreet shall be paid by the Funds, the Adviser or its designated agent.

(c)	The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Funds to the Plan or its Participants shall be paid by (1) CitiStreet, if the Plan or its Participants are clients of CitiStreet or its affiliates or (2) the Adviser or MSI or their affiliates, if the Plan or its Participants are clients of the Adviser, MSI or their affiliates.

5.	Compensation

(a)	In consideration of the Administrative Services and performance of all other obligations under this Agreement by CitiStreet, the Adviser and/or MSI will pay to CitiStreet a fee (the “Administrative Services Fee”) as specified in Attachment A.

(b)	It is agreed that the Administrative Services Fee provided under this Section 5 shall be payable as described in Attachment A.

(c)	In those instances where trading is performed via the DCCS, to the extent possible, the payment for the fees in Attachment A will be transmitted electronically to CitiStreet. Otherwise all payments shall be made by a check payable to CitiStreet LLC and mailed to the following address or such other address as CitiStreet may notify MSI from time to time:

CitiStreet LLC
One Heritage Drive
N. Quincy, MA 02171
Attn: Nicholas S. Katsikis.

6.	Representations and Warranties

(a) The Adviser hereby represents and warrants to Recordkeeper, MSI and Equities that:

(i) It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii) This Agreement constitutes legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms;

(iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv) The execution, performance and delivery of this Agreement by the Adviser will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

(v) It is a registered investment adviser under the Investment Advisers Act of 1940; and

(vi) Prospectuses or other materials concerning the Funds are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading or untrue.

(b) MSI hereby represents and warrants to the Adviser, Recordkeeper and Equities that:

(i) It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii) This Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv) The execution, performance and delivery of this Agreement by MSI will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

(v) It is a registered broker-dealer pursuant to Section 15 under the Securities Exchange Act of 1934, as amended; and

(vi) It is a member of the NSCC, it is authorized to use the DCCS system, and it will abide by the rules and regulation of the NSCC.

(c) Recordkeeper hereby represents and warrants to the Adviser, MSI and Equities that:

(i) It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii) This Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and

(iv) The execution, performance and delivery of this Agreement by CitiStreet will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations; and.

(d) Equities hereby represents and warrants to the Adviser, MSI and Recordkeeper that:

(i) It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii) This Agreement constitutes its legal valid and binding obligation, and is enforceable against it in accordance with it terms;

(iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv) The execution, performance and delivery of this Agreement by Equities will not result in it is violating any applicable law or breaching or otherwise impairing any of its contractual obligations;

(v) It is a registered broker-dealer pursuant to Section 15 under the Securities Exchange Act of 1934, as amended; and

(vi) It is a member of the NSCC, it is authorized to use the DCCS system, and it will abide by the rules and regulation of the NSCC.

7.	Participant Materials

CitiStreet shall not, without notice to the Adviser, make representations concerning the shares of the Funds except those contained in the then current prospectus and in current printed sales literature approved by the Adviser or the Funds. CitiStreet may prepare communications for Plan participants regarding the Funds (“Participant Materials”). CitiStreet shall provide copies of all Participant Materials to the Adviser for its approval prior to its first use.

8.	Use of Names. Neither the Adviser nor MSI shall use any trademark, trade name, service mark or logo of CitiStreet, or any variation of any such trademark, trade name, service mark or logo, without CitiStreet’s prior written consent. CitiStreet shall not use any trademark, trade name, service mark or logo of the Funds, MSI or the Adviser, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of the Adviser, the Funds or MSI as appropriate.

9.	Compliance with Laws; Reliance on Instructions

(a) Each party shall comply with any applicable law in connection with its obligations under this Agreement. Each Party acknowledges and agrees that the any other party is not responsible for its compliance with applicable law.

(b) Each party hereto is entitled to rely on any written records or instructions provided to it by a responsible person(s) of the other party(ies).

(c) Each party shall notify the other of any errors or omissions in any information, including the net asset value and distribution information, and interruptions in, or delay or unavailability of the means of transmittal or any such information as promptly as possible.

(d) Each party to this Agreement hereby agrees to abide by and comply with all applicable anti-money laundering laws and regulations, including the Anti-Money Laundering and Abatement Act and relevant provisions of the USA Patriot Act. Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the USA Patriot Act and other applicable anti-money laundering laws and regulations.

10.	Indemnification

(a) Recordkeeper shall indemnify, defend and hold harmless the Funds, Equities, the Adviser, and MSI and their respective directors, officers, employees, and agents, and each person who controls them within the meaning of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”) they may incur, insofar as such Losses arise out of or are based upon (i) Recordkeeper’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Recordkeeper’s violation of applicable law in connection with the performance of its duties and obligations under this Agreement and (iii) any material breach of Recordkeeper of any provision of this Agreement, including any representation, warranty or covenant made in this Agreement. Recordkeeper shall also reimburse the Adviser, Equities, MSI and the Funds for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability that Recordkeeper may otherwise have to the Adviser, Equities, MSI and the Funds.

(b) The Adviser shall indemnify, defend and hold harmless Recordkeeper, Equities, MSI and the Funds and their directors, officers, employees, agents and each person who controls them, within the meaning of the Securities Act of 1933, as amended, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) the Adviser’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) the Adviser’s violation of applicable law in connection with the performance of the duties and obligations under this Agreement and (iii) any material breach by the Adviser of any provision of this Agreement, including any representation, warranty or covenant made in this Agreement. The Adviser shall also reimburse the Recordkeeper, Equities, MSI and the Funds for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability that the Adviser may otherwise have to Recordkeeper, Equities, MSI and the Funds.

(c) MSI shall indemnify, defend and hold harmless Recordkeeper, Equities, the Adviser and the Funds and their directors, officers, employees, agents and each person who controls them within the meaning of the Securities Act of 1933, as amended, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) MSI’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) MSI’s violation of applicable law in connection with the performance of the duties and obligations under this Agreement and (iii) any material breach by MSI of any provision of this Agreement, including any representation, warranty or covenant made in this Agreement. MSI shall also reimburse Recordkeeper, Equities, the Adviser and the Funds for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability that MSI may otherwise have to Recordkeeper, Equities, the Adviser and the Funds.

(d) Equities shall indemnify, defend and hold harmless MSI, Recordkeeper the Adviser and the Funds and their directors, officers, employees, agents and each person who controls them within the meaning of the Securities Act of 1933, as amended, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) Equities’ negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Equities’ violation of applicable law in connection with the performance of the duties and obligations under this Agreement and (iii) any material breach by Equities of any provision of this Agreement, including any representation, warranty or covenant made in this Agreement. Equities shall also reimburse MSI, Recordkeeper, the Adviser and the Funds for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability that Equities may otherwise have to MSI, Recordkeeper, the Adviser and the Funds.

(e) Promptly after receipt by a party entitled to indemnification under this Section 11 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this Section for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable only to the extent of the amount for which the action could otherwise have been settled or compromised.

11.	Force Majeure. Except for payment obligations hereunder, in the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other party for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the foregoing, this clause shall not excuse the parties from having reasonable disaster recovery programs in place.

12.	Choice of Law. The Agreement will be governed and construed according to the laws of New York without giving effect to the principles of conflict of law thereof.

13.	Amendment. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

14.	Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, sent by express delivery or registered or certified mail (return receipt requested) or sent by facsimile in accordance with procedures established by agreement of the parties hereto, and shall be addressed to a party either at the address below or at a changed address specified by it in a notice to the other parties hereto.

To CitiStreet:	CITISTREET LLC
One Heritage Drive
Quincy, MA 02171
Attn: Legal Department
Kathleen Joyce

With a Copy to:	CITISTREET LLC
400 Atrium Drive
Somerset, NJ 08873
Attn: Michelle Whitman

Copy to:	Joseph Zavoda
CitiStreet LLC
400 Atrium Drive
Somerset, NJ 08873

To the Adviser:	METLIFE INVESTMENT FUNDS MANAGEMENT LLC
400 Atrium Drive
Somerset, NJ 08873
Attn: Alan C. Leland

Copy to:	Thomas Lenz
MetLife
501 Boylston Street
Boston, MA 02116

To MSI:	METLIFE SECURITIES, INC.
485-E US Highway 1 South, 4th Floor
Iselin, NJ 08830
Attn: Jeffrey Wilk

Copy to:	Michael Lacek
MetLife
501 Boylston Street
Boston, MA 02116

To Equities:	CITISTREET EQUITIES LLC
400 Atrium Drive
Somerset, NJ 08873
Attn: Patrick Bello

Copy to:	Joseph Zavoda
CitiStreet Equities LLC
400 Atrium Drive
Somerset, NJ 08873

Any notice, demand or other communication given in a manner prescribed in this Section 15 shall be deemed to have been delivered on receipt.

15.	Assignment. This Agreement may not be assigned (except to a party that is an affiliate to one of the parties to this Agreement and has the ability to perform services contemplated under the Agreement) without the written consent of all parties to the Agreement.

16.	Termination

(a) This Agreement shall continue in effect for an indefinite period only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Fund, and of the Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interests in the operation of the Fund’s Rule 12b-1 plan or in any agreements related to the plan (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on the Agreement. This Agreement shall be terminated at any time, without the payment of any penalty, by a vote of a majority of the Independent Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the parties to the Agreement.

(b) This Agreement may be terminated by any party (i) upon ninety (90) days’ prior written notice to the other parties or (ii) immediately upon written notice to the other parties in the event that: CitiStreet becomes unable for any reason to perform the services contemplated by this Agreement; the Funds cease to be investment alternatives under the Plans; a material breach by a party occurs, which material breach is not cured within thirty (30) days after notice from the other party; upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, or any other regulatory body; upon assignment of this Agreement in contravention of the terms hereof; or upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

(c) Upon termination and at the request and, if requested, the expense of the requesting party, the other party to this Agreement shall deliver to the requesting party, any Account and Fund records which the requesting party may be required by law or regulation to have access to or to maintain.

(d) Termination of this Agreement shall not affect the respective obligations of the parties to make settlement on purchase and/or redemption orders under Section 3 and accompanying Attachments or provide compensation under Section 5 with respect to services provided by CitiStreet prior to such termination, and shall not affect the Funds’ obligation to maintain the accounts in the name of any Plan or any successor trustee or recordkeeper for such Plan. Following termination, the Adviser shall not have any Administrative Services payment obligation to CitiStreet.

(e) In the event of the termination of this Agreement, the parties shall cooperate in order to ensure the efficient cessation of the duties and obligations set forth in the Agreement. In such cases, payment of any amounts to CitiStreet shall cease except to the extent of any outstanding fees owed to CitiStreet and except to the extent that CitiStreet is transmitting orders for the purchases and sales of Fund shares. In the event of a termination of a Fund’s 12b-1 distribution plan during such termination period, payments to CitiStreet shall cease except to the extent of any outstanding balances.

17.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

18.	Survival. The provisions of Section 6 (Representations and Warranties), Section 8 (Use of Names), Section 10 (Indemnification) and Section 24 (Privacy) of this Agreement shall survive termination of this Agreement.

19.	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

20.	Waiver and Severability

(a)	A waiver of a breach or default under this Agreement shall not be a waiver of any other breach or default. Failure or delay by a party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such terms or conditions.

(b)	If any provision contained in this Agreement should be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

21.	No Joint Venture. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Recordkeeper, the Adviser, MSI, Equities and the Funds.

22.	Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters. Nothing contained in the Agreement is intended to convey rights to any third parties such as Plans, Plan Participants, or trusts.

23.	Expenses. Except as otherwise provided in this Agreement, each party shall pay all expenses incident to the performance of its respective duties under this Agreement.

24.	Privacy. The Adviser acknowledge that it will be receiving information concerning Associates’ and MetLife’s clients Adviser acknowledges that it may not use or redisclose such information, as limited by the Gramm-Leach-Bliley Act of 1999 and the implementing regulations of the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first set forth above.

CITISTREET EQUITIES, LLC		METLIFE INVESTMENT FUNDS MANAGEMENT LLC

By:	/s/ Patrick Bello	By:	/s/ Alan C. Leland, Jr.
Name:	Patrick Bello	Name:	Alan C. Leland, Jr.
Title:	President	Title:	President
Date:	10-24-06	Date:	9/29/06

METLIFE SECURITIES, INC

By:	/s/ Craig Markham
Name:	Craig Markham
Title:	President
Date:	9-29-06

CITISTREET LLC

By:	/s/ Nicholas Katsikis
Name:	Nicholas Katsikis
Title:	CFO
Date:	10/18/06

ATTACHMENT A

AVAILABLE FUNDS AND APPLICABLE FEE

Except as otherwise specified below, this Agreement applies to all Funds and shares of Funds that are offered by the Adviser.

For services rendered by CitiStreet under this Agreement, CitiStreet shall receive the following fees. For the purposes of computing the payment to CitiStreet, the average aggregate amount invested in the Funds over a one-month period shall be computed by totaling the Plans’ aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Plans(s)) on each calendar day during the month and dividing by the total number of calendar days during such month.

Fund	Share Class	Fee*
All Funds	R Shares	0.35% on an annual basis

MSI shall calculate the amount of the payment to be made at the end of each calendar month and will make such payment to CitiStreet within thirty (30) calendar days following month end. Any check for such payment (in the event that payment is not transmitted via the DCCS) will be accompanied by a statement showing the calculation of the amounts being paid for the relevant month and contain such other supporting data as may be reasonably requested by CitiStreet. The fees shall survive termination of the Agreement to the extent CitiStreet continues to provide services to such Plans.

*Annual rate

ATTACHMENT B

ADMINISTRATIVE SERVICES

CitiStreet shall perform some or all of the following Administrative Services with respect to each Plan:

1.	Maintain separate records for each Participant under the Plan, which records shall reflect the shares purchased and redeemed and share balances of such Participants.

2.	Disburse or credit to the Plan all proceeds of redemptions of shares of the Funds and all distributions not reinvested in shares of the Funds.

3.	Prepare and transmit to the Plan and/or Participants, as required by applicable law and to the extent agreed to with each Plan, periodic statements showing the total number of shares/units owned by the Participants as of the statement closing date, purchases and redemptions of Fund shares/units by the Participants during the period covered by the statement, and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Plan.

4.	Transmit purchase and redemption orders to the Funds on behalf of the Plan in accordance with the procedures set forth in Section 3 and Attachment C or D, (as applicable), to this Agreement.

5.	As required by applicable law and to the extent agreed to with each Plan, distribute to the Plan and/or Participants, as appropriate, copies of the Funds’ prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

6.	Maintain and preserve all records required under applicable law in connection with the provision of the Administrative Services for the Plan.

ATTACHMENT C

AUTOMATED TRADING PROCEDURES

1.	The parties shall use the Fund/Serv system to place purchase and redemption orders as follows.

2.	CitiStreet will place and the Adviser or its designated agent will accept orders for a net purchase and/or net redemption of the Fund shares under the rules of the DCCS.

3.	For daily valuation investments, the Adviser or its designated agent will provide to CitiStreet on each Business Day, the Funds’ net asset value, dividend and capital gains information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time) (the “Close of Trading”).

4.	On each Business Day, CitiStreet may receive instructions from the Plans and/or Participants for the purchase and/or redemption of shares of the Funds (“Orders”). Orders received and accepted by CitiStreet prior to the Close of Trading on any given Business Day (but after the Close of Trading on the immediately preceding Business Day) (“Trade Date”) will be transmitted to the Adviser or its designated agent via the DCCS by no later than 5:00 am Eastern Time or by such other deadline as mutually agreed upon on the following Business Day (“Trade Date + 1”) and will be executed by the Adviser or its designated agent at the net asset value determined as of the Close of Trading on the Trade Date; provided, however, that such Instructions will be deemed received by the Funds as of the Close of Trading on the Trade Date.

5.	The Adviser or its designated agent will transmit confirmations of such Orders via the DCCS by no later than 11:00 a.m. Eastern Time on Trade Date + 1.

6.	Settlement of all Orders, including Orders that are processed on an “as of” basis by mutual agreement, shall occur via federal funds wire by no later than the end of the Business Day on Trade Date + 1.

7.	The Adviser or its designated agent will transmit to CitiStreet via the DCCS Networking system those activity files reflecting all account activity including, but not limited to, closing account balances, purchases, redemptions, capital gains, dividends, price and share adjustments. Such information shall be received by CitiStreet by no later than the Business Day next following Trade Date + 1 (“Trade Date + 2”).

8.	In the event that the DCCS system is not available or CitiStreet is unable to process orders for net purchases and/or net redemptions of the Fund via the DCCS, then CitiStreet shall follow the Manual Transaction Procedures listed on Attachment D.

9.	Settlement shall be in accordance with NSCC protocol.

ATTACHMENT D

MANUAL TRANSACTION PROCEDURES

1.	In the event that the DCCS system is not available or CitiStreet is unable to process orders for net purchases and/or net redemptions of shares of the Funds via the DCCS pursuant to Attachment C, the parties shall follow the procedures set forth on this Attachment D.

2.	The Adviser or its designated agent will provide to CitiStreet on each Business Day, the Funds’ net asset value, dividend and capital gains information as applicable and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. Eastern Time) (the “Close of Trading”). The Adviser or its designated agent will provide such information to CitiStreet via facsimile or such other means as mutually agreed upon by no later than 6:00 p.m. Eastern Time on each Business Day.

3.	On each Business Day, CitiStreet may receive instructions from the Plans and/or Participants for the purchase and/or redemption of shares of the Funds (“Orders”). Orders received and accepted by CitiStreet prior to the Close of Trading on any given Business Day (but after the Close of Trading on the immediately preceding Business Day) (“Trade Date”) will be transmitted to the Adviser or its designated agent by 11:00 a.m. Eastern Time on the next Business Day (“Trade Date + 1”) and will be executed by the Adviser or its designated agent at the net asset value determined as of the Close of Trading on the Trade Date.

4.	As mutually agreed upon by the parties, the Adviser or its designated agent will either provide confirmations of such Orders (i.e. acknowledgements) or provide CitiStreet with remote access to account information in order to enable CitiStreet to confirm transactions on a daily basis.

5.	Settlement of all Orders shall occur by the end of Business Day on Trade Date + 1. Payments for net purchase and/or net redemption Orders shall be made by wire transfer by the Plan (for net purchases) or by the Funds (for net redemptions) to the account designated by the appropriate receiving party.